UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 5, 2018
(Date of earliest event reported)

ALBANY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-10026	14-0462060
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)
216 Airport Drive, Rochester, New Hampshire	03867
(Address of principal executive offices)	(Zip Code)
None
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 2.02.  Results of Operations and Financial Condition.

On February 5, 2018 Albany International issued a news release reporting fourth-quarter 2017 financial results.  Subsequently, the Company determined that fourth-quarter 2017 income tax expense was $10.0 million, rather than the $12.1 million initially reported.

A corrected release and slide presentation are attached.  The principal revisions are:

For the fourth quarter of 2017:

  Income tax expense was $10.0 million, not $12.1 million;
    The income tax rate on continuing operations was 32.0%, not 35.4%;
    Discrete tax expense and the effect of a change in the estimated income tax rate was $5.1 million, not $6.8 million.
  Net income attributable to the Company was $5.9 million ($0.18 per share), not $3.7 million ($0.12 per share).
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $0.44 per share, not $0.43 per share.

For the full year 2017:

  Income tax expense was $22.1 million, not $24.3 million.
    The income tax rate on continuing operations decreased from was 32.0%, not 35.4%;
    Discrete income tax expense was $4.6 million, not $4.9 million.
  Net income attributable to the Company was $33.1 million ($1.03 per share), not $31.0 million ($0.96 per share).
  Net income attributable to the Company, excluding adjustments (a non-GAAP measure), was $1.67 per share, not $1.61 per share.

The correction had no effect on fourth-quarter of full-year 2017 Adjusted EBITDA.

Item 9.01.  Financial Statements and Exhibits.

Exhibit 99.1        Corrected news release reporting fourth-quarter 2017 financial results.
Exhibit 99.2        Albany International Corp. corrected fourth-quarter 2017 Earnings Call Slide Presentation.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALBANY INTERNATIONAL CORP.

By: /s/ John B. Cozzolino

Name: John B. Cozzolino
Title: Chief Financial Officer and Treasurer
(Principal Financial Officer)

Date: February 15, 2018